As Filed With the Securities and Exchange Commission
                              on December 21, 1999

                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                           DOLLAR GENERAL CORPORATION
             (Exact name of Registrant as Specified in its Charter)

                TENNESSEE                                        61-0502302
     (State or Other Jurisdiction of                        (I.R.S. Employer
      Incorporation or Organization)                       Identification No.)

        DOLLAR GENERAL CORPORATION
            100 Mission Ridge                                     37072
        Goodlettsville, Tennessee                              (Zip Code)
 (Address of Principal Executive Offices)

      Dollar General Corporation Supplemental Executive Retirement Plan and
                           Compensation Deferral Plan
                            (Full title of the plan)

                                 Robert C. Layne
                               Corporate Secretary
                                100 Mission Ridge
                         Goodlettsville, Tennessee 37072
                     (Name and address of agent for service)


                                 (615) 855-4000
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                     Proposed maximum      Proposed maximum
    Title of securities           Amount to           Offering price      aggregate offering        Amount of
      to be registered          be registered         Per share (1)           price (1)         registration fee
--------------------------------------------------------------------------------------------------------------------
            Plan
        Obligations              $ 10,000,000              100 %              $  10,000,000         $ 2,780.00
====================================================================================================================

(1) The obligations (the "Plan Obligations") being registered hereunder are unsecured obligations of Dollar General Corporation (the "Registrant") to pay deferred compensation in the future in accordance with the terms of the Dollar General Corporation Supplemental Executive Retirement Plan and Compensation Deferral Plan (the "Plan").

(2) Estimated solely for the purpose of determining the amount of the registration fee.

                                     PART I

                           INFORMATION REQUIRED IN THE
                            SECTION 10(a) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to Participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Dollar General Corporation Supplemental Executive Retirement Plan and Compensation Deferral Plan (the "Plan").


                                     PART II

                    INFORMATION REQUIRED IN THE REGISTRATION
                                    STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents previously filed by Dollar General Corporation (the "Registrant") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

                  (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 29, 1999; and

                  (b) The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1999, July 30, 1999 and October 29, 1999.

         All documents and reports subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Plan Obligations covered hereby have been sold or which deregisters all Plan Obligations shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or replaces such statement. Any statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part hereof.

Item 4.  Description of Securities

         The Plan was approved by the Board of Directors of Registrant to be effective on and after January 1, 2000. $10,000,000 of Plan Obligations are being registered herein pursuant to the this Registration Statement, which Plan Obligations are to be offered to certain eligible employees of the Registrant and its subsidiaries pursuant to the Plan. The Plan Obligations are general unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Registrants, and rank pari passu with other unsecured indebtedness of the Registrant from time to time outstanding.

         The amount of compensation deferred by each Participant is determined in accordance with each Participant's deferral election pursuant to the Compensation Deferral Plan (the "CDP") and the Company's contributions pursuant to the CDP and the Supplemental Executive Retirement Plan (the "SERP") in accordance with the terms of the Plan. Such amount, as adjusted to reflect any deemed investment appreciation or depreciation, will be payable upon the Participant's termination or retirement. Company contributions made pursuant to the SERP will vest at the earlier of the Participant's attainment of age 50 or the Participant's being credited with ten (10) or more years of service, or death, disability or a change in control, all as defined in the Plan.

         Each Participant's Plan Obligations will be adjusted to reflect the investment experience of the underlying Plan investment fund(s), including any appreciation or depreciation. A Participant may request that the Participant's Plan Obligations be invested among five alternatives. While the committee administering the Plan will consider properly made investment requests, the committee is not obligated to follow any such request. Pursuant to the terms of the Plan, the Participant's account balance will be paid in cash by (a) a lump sum, (b) monthly installments over a five, 10 or 15 year period or (c) a combination of an initial lump sum of a specified dollar amount and the remainder in monthly installments over a five, 10 or 15 year period. However, a lump sum distribution will be paid in lieu of installments if the Participant's account balance is less than $25,000, or if the Participant fails to specify a form of payment.

         A Participant's Plan Obligations cannot be alienated, sold, transferred, assigned, pledged, attached, garnished, or otherwise encumbered, and pass only to a survivor beneficiary designated under the Plan, or by will or the laws of descent and distribution. The Plan Obligations are not subject to redemption, in whole or in part, prior to the termination, retirement or death of the Participant. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect a Participant's right to Plan Obligations in the amount of the Participant's accounts as of the date of such amendment or termination. The Plan Obligations are not convertible into another security of the Registrant. The Plan Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Plan Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Plan Obligations, enforcing covenants and taking action upon a default.

Item 5.  Interests of Named Experts and Counsel

         Robert C. Layne, Corporate Secretary of the Registrant, who has passed upon the legality of the Plan Obligations offered hereby, is eligible for participation in the Plan.

Item 6.  Indemnification of Directors and Officers

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith;
(b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation's best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation's charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

         The Registrant's Charter and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Registrant's Bylaws provide further that the Registrant shall advance expenses to each director and officer of the Registrant to the full extent allowed by the laws of the state of Tennessee, both as now in effect and as hereafter adopted. Under the Registrant's Charter and Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.

         The Registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

         The Registrant has in effect a directors' and officers' liability insurance policy which provides coverage for its directors and officers. Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

See Exhibit Index.

Item 9.  Undertakings

A.       The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 21st day of December, 1999.

                                 DOLLAR GENERAL CORPORATION

                                 By: /s/ Cal Turner, Jr.
                                     Cal Turner, Jr., President, Chief Executive
                                     Officer and Chairman

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby constitutes and appoints Cal Turner, Jr. and Brian M. Burr, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

         Signature                                   Title                                       Date
         ---------                                   -----                                       ----
/s/ Cal Turner, Jr.                         President, Chief Executive Officer           December 21, 1999
Cal Turner, Jr.                             and Chairman

/s/ Brian M. Burr                           Executive Vice President and Chief           December 21, 1999
Brian M. Burr                               Financial Officer

/s/ Dennis C. Bottorff                      Director                                     December 21, 1999
Dennis C. Bottorff

/s/ James L. Clayton                        Director                                     December 21, 1999
James L. Clayton

/s/ Reginald D. Dickson                     Director                                     December 21, 1999
Reginald D. Dickson

/s/ John B. Holland                         Director                                     December __, 199
John B. Holland

/s/ Barbara M. Knuckles                     Director                                     December 21, 1999
Barbara M. Knuckles

/s/ Cal Turner                              Director                                     December 21, 1999
Cal Turner

/s/ David M. Wilds                          Director                                     December 21, 1999
David M. Wilds

/s/ William S. Wire, II                     Director                                     December 21, 1999
William S. Wire, II

   DOLLAR GENERAL CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AND COMPENSATION DEFERRAL PLAN


   By: /s/ Cal Turner, Jr.
   Cal Turner, Jr.
   Title:  Chairman, President and Chief Executive Officer
   Dollar General Corporation

                                  Exhibit Index

    Exhibit
      No.                        Exhibit Description
------------   -----------------------------------------------------------------

4              Dollar General Corporation Supplemental Executive Retirement
               Plan and Compensation Deferral Plan
5              Opinion of Robert C. Layne
23.1           Consent of Deloitte & Touche, LLP
23.2           Consent of PriceWaterhouseCoopers LLC
23.3           Consent of Robert C. Layne (included in Exhibit 5)
24             Power of Attorney (included on signature page)